Exhibit 99.1

For Information Contact:

Brett Maas

Hayden Communications

(646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www. iteris.com

For Release at 1:05 p.m., PDT 05/30/07

Iteris, Inc. Reports Fourth Quarter Revenue Growth

of 15% to $15.5 million

—Operating income for the fourth quarter increases 62% to $1.2 million—

Anaheim, California — May 30, 2007 – Iteris, Inc. (AMEX: ITI), a leader in vision-based technologies and Intelligent Transportation Systems that optimize traffic flow and enhance driver safety, today reported financial results for its fourth quarter and fiscal year ended March 31, 2007.

For the fourth quarter ended March 31, 2007, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $15.5 million, representing a 14.9 percent increase compared to net sales and contract revenues of $13.5 million reported in the fourth quarter of the prior fiscal year. The increase was primarily a result of a 20.1 percent increase in Roadway Sensors net sales to $7.3 million. Transportation Systems contract revenues increased 12.6 percent to $5.8 million while Automotive Sensors net sales increased 6.5 percent to $2.5 million. The Company reported operating income of $1.2 million and net income of $1.6 million, or $0.05 per share for the quarter ended March 31, 2007 compared to operating income of $740,000 and net income of $825,000 or $0.03 per share in the same quarter of the prior fiscal year, respectively. During the quarter the Company reported a $798,000 income tax benefit primarily related to the recording of additional deferred tax assets compared to an income tax benefit of $454,000 in the prior year period.

The Company achieved a 130 basis point improvement in gross margins to 42.9 percent in the current quarter compared to 41.6 percent in the prior year period. Gross margin improvement was primarily related to higher margins in Iteris’ Roadway Sensors and Automotive Sensors segments as a result of production efficiencies and sales mix. Operating expenses during the quarter were $5.5 million representing an increase of 11.9 percent from $4.9 million in the prior year period but decreased as a percent of sales from 36.1 percent to 35.1 percent, respectively.

For the fiscal year ended March 31, 2007, net sales and contract revenues were $58.3 million, an increase of 15.5 percent compared to net sales and contract revenues of $50.5 million in the prior fiscal year. During the year the Company achieved a 21.5 percent increase in Roadway Sensors net sales to $27.3 million, a 14.1 percent increase in Transportation Systems contract revenues to $22.0 million and a 3.2 percent increase in Automotive Sensors net sales to $9.0 million. The Company reported operating income of $3.8 million and net income of $2.9 million, or $0.09 per share for the fiscal year ended March 31, 2007 compared to operating income of $619,000 and net income of $80,000, or $0.00 per share for the prior fiscal year, respectively. Included in fiscal year 2007 results was a $1.3 million income tax benefit compared to an $885,000 income tax benefit in the prior year.

Abbas Mohaddes, the Company’s chief executive officer, commented, “I am  pleased with the results of both our fourth quarter and our 2007 fiscal year in terms of  financial performance and operational achievements. We were able to expand our market share, introduce new products, services and initiatives as well as achieve key milestones.” Mr. Mohaddes continued, “This progress provides us with a solid base to further enhance our position in the marketplace and enjoy sustainable growth in sales and operating income. Going forward, we will strive to introduce innovative solutions to improve surface transportation safety and mobility. We believe that increased Federal, State, and local transportation infrastructure funding will enable us to accelerate our growth.”

As of March 31, 2007, the Company had $4.0 million borrowed against its line of credit with $2.4 million available and 31.8 million shares of common stock outstanding.

CONFERENCE CALL

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the fourth fiscal quarter ended March 31, 2007 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast or view the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until June 29, 2007.

About Iteris, Inc.

Iteris, Inc. is a leading provider of outdoor vision systems and sensors that optimize the flow of traffic and enhance driver safety. Iteris combines outdoor image processing, traffic engineering, and information technology to offer a broad range of transportation and safety solutions. Iteris is headquartered in Anaheim, California. Investors are encouraged to visit our website at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance, operating results and working capital needs, our future market opportunities and the timing of adoption, purchases and installations of our products by manufacturers. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional Transportation Systems consulting contracts and to further expand our vehicle detection and LDW revenues and technologies, our customers’

production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option, the market acceptance of our technologies and our customers’ ability to achieve market acceptance of products that incorporate our technologies; our customers’ ability to meet their planned manufacturing and sales schedules; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the availability of components used in the manufacture of certain of our products; the effectiveness of cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	March 31, 2006
	(unaudited)
ASSETS:
Cash	$35	$131
Trade accounts receivable, net	11,493	11,426
Costs and estimated earnings in excess of billings on uncompleted contracts	3,689	2,693
Inventory	6,379	2,814
Prepaid expenses	385	368
Deferred tax assets	3,027	1,608
Property and equipment, net	1,712	1,783
Goodwill	27,774	27,774
Intangible assets, net	404	551
Other assets	352	485
Total assets	$55,250	$49,633

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$9,532	$10,310
Revolving line of credit	4,015	2,662
Deferred gain on sale of building	165	449
Deferred compensation plan liability	730	820
Long-term debt	2,297	4,140
Convertible debentures, net	9,410	9,203
Total liabilities	26,149	27,584
Redeemable common stock	3,414	3,414
Total stockholders’ equity	25,687	18,635
Total liabilities and stockholders’ equity	$55,250	$49,633

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Net sales and contract revenues:
Net sales	$9,750	$8,380	$36,248	$31,156
Contract revenues	5,777	5,129	22,049	19,330
Total net sales and contract revenues	15,527	13,509	58,297	50,486
Costs of net sales and contract revenues:
Cost of net sales	5,029	4,604	19,829	16,493
Cost of contract revenues	3,842	3,290	14,460	12,600
Gross profit	6,656	5,615	24,008	21,393
Operating expenses:
Selling, general and administrative	4,229	3,849	16,094	15,362
Research and development	1,218	929	4,030	5,217
Deferred compensation plan expense (benefit)	(30)	60	(91)	48
Amortization of intangible assets	37	37	147	147
Total operating expenses	5,454	4,875	20,180	20,774
Income from operations	1,202	740	3,828	619
Non-operating income (expense):
Other income (expense), net	(3)	3	(653)	35
Interest expense, net	(400)	(372)	(1,600)	(1,459)

Income (loss) before income taxes	799	371	1,575	(805)
Income tax benefit	798	454	1,343	885
Net income	$1,597	$825	$2,918	$80

Earnings per share:
Basic	$0.05	$0.03	$0.10	$0.00
Diluted	$0.05	$0.03	$0.09	$0.00

Shares used in calculating earnings per share:
Basic	31,077	28,314	29,698	28,182
Diluted	34,192	32,176	33,348	32,737